Exhibit 19.1
Policy Prohibiting Insider Trading of Securities

Policy Prohibiting Insider Trading of Securities
March 21, 2025
Policy Information

Document Title:	Policy Prohibiting Insider Trading of Securities
Document Owner:	Legal
Bank-Level Approver:	Disclosure Committee
Chief Risk and Compliance Officer Non-Objection Required:	No
Board-Level Approver:	Board of Directors (Audit Committee)
Review Frequency:	At Least Once Per Calendar Year
Initial Effective Date:	March 19, 2015
Previous Review Date:	March 22, 2024
Next Review Date:	2026

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1.INTRODUCTION    3
1.1.SCOPE    3
1.2.RELATED DOCUMENTS    3
1.3.ROLES/RESPONSIBILITIES    4
1.4.EXCEPTIONS    4
1.5.VIOLATIONS    4
2.POLICY    4
2.1.INSIDER TRADING    4
2.1.1RESTRICTIONS ON TRADING    4
2.1.2MATERIAL NON-PUBLIC INFORMATION DEFINED    5
2.1.3TRANSACTIONS BY A MEMBER DIRECTOR’S INSTITUTION    5
2.1.4TRANSACTIONS BY RELATED PERSONS    5
2.1.5DISCLOSING INFORMATION TO OTHERS    6
2.1.6TRADING IN SECURITIES OF MEMBERS, BANK COUNTERPARTIES AND VENDORS, AND OTHER COMPANIES    6
2.1.7PREVIOUSLY NON-PUBLIC INFORMATION    6
2.2.TRADING BLACKOUT    7
2.2.1AUTOMATIC    7
2.2.2DISCRETIONARY    7
2.2.3ORDINARY COURSE OF BUSINESS EXCEPTION    7
2.3.FIREWALL    7
2.4.CERTIFICATION AND TRAINING    7
2.5.GENERAL QUESTIONS    8
3.AMENDMENTS    8
4.APPROVAL AND REVIEW CYCLE    8
5.RELEVANT AUTHORITIES AND REFERENCES    8
6.DOCUMENT CHANGE RECORD    8

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1.	INTRODUCTION
    Federal securities laws make it illegal for any director, Employee,1 Contractor,2 or member of the Affordable Housing Advisory Council (each a “Covered Person”) of the Federal Home Loan Bank of Indianapolis (the “Bank”) to buy or sell securities at a time when the Covered Person possesses “material, non-public information” relating to the issuer of such securities. This conduct is known as “insider trading.” Passing such material, non-public information on to someone else who may buy or sell securities – which is known as “tipping” – is also illegal. These prohibitions apply to Bank capital stock, the debt securities issued by the FHLBank System (the “System”) referred to as “Consolidated Obligations”, and any other securities issued by the Bank or the System. The prohibitions also apply to securities of Bank member institutions (including their holding companies and member affiliates), Bank counterparties and vendors, and other companies if the Covered Person learns something in the course of his or her duties for the Bank that may affect the value of these securities.
Failure to comply with this Policy is subject to the corrective action provisions contained in the Bank’s Code of Ethics for Senior Financial Officers and its Code of Conduct and Conflict of Interest Policy applicable to the Covered Person (individually, the “Applicable Code of Conduct”), in addition to any penalties that may be imposed by law in any civil or criminal proceeding brought by the Securities and Exchange Commission (the “SEC”) or other authorities
The Bank, acting through the Disclosure Committee, is authorized to adopt, amend, and maintain procedures to implement this Policy.
In case of a conflict among the requirements of this Policy, applicable law, or applicable regulation (including, without limitation, applicable guidance, advisory bulletins, Q&As, or other written advice of the Federal Housing Finance Agency or the SEC), the following will govern in order of priority: (1) applicable law, (2) applicable regulation, and (3) this Policy.

1.1	SCOPE
This Policy addresses:
•Insider Trading
•Trading Blackouts
•Firewalls
•Certification and Training
•General Questions

1.2	RELATED DOCUMENTS

Anti-Fraud Policy	Code of Ethics for Senior Financial Officers
Anti-Money Laundering (AML) Policy	Whistleblower Policy
Code of Conduct and Conflict of Interest Policy for Directors	Disclosure Policy
Code of Conduct and Conflict of Interest Policy for Employees and Contractors	Code of Conduct and Conflict of Interest Policy for Affordable Housing Advisory Council Members
1 As defined in the Code of Conduct and Conflict of Interest Policy for Employees and Contractors.
2 As defined in the Code of Conduct and Conflict of Interest Policy for Employees and Contractors.

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1.3	ROLES/RESPONSIBILITIES

Department/Officer/Working Group/Committee/Other	Brief Summary of Responsibilities
Board of Directors	Reviews and approves this Policy; undertakes such other duties as may be laid out in the Policy.
Audit Committee of Board of Directors	Review, approve and refer to Board of Directors for approval.
Disclosure Committee	Review, approve and refer to Audit Committee of Board of Directors for approval.
Legal Department	Responsible for revising this Policy to reflect changes in legal or regulatory requirements; reviewed for ethics best practices and risk assessment.

1.4	EXCEPTIONS
No exceptions to this Policy are allowed.

1.5	VIOLATIONS
Compliance with this Policy is a Covered Person’s responsibility under their Applicable Code of Conduct. Noncompliance with the provisions of this Policy is subject to the corrective action provisions of their Applicable Code of Conduct. The provisions of this Policy are subject to the reporting of violations provisions of their Applicable Code of Conduct.

2.	POLICY
All Covered Persons are subject to the terms of this Policy, their Applicable Code of Conduct, and other related Bank policies and procedures.

2.1	INSIDER TRADING

2.1.1	RESTRICTIONS ON TRADING

If a Covered Person has material, non-public information related to the Bank, its members, any other FHLBank, the System, or the Office of Finance, neither the Covered Person nor any Related Person (as defined below) may: (1) buy or sell Bank capital stock or Consolidated Obligations, or engage in any other action to benefit from that information, or (2) communicate that information to other persons, unless disclosure is required for legitimate, Bank-related reasons. This restriction also applies to information obtained through the course of the Covered Person’s duties for the Bank that relates to any Bank member (its holding company or member

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affiliates), counterparty, vendor or other company about which the Bank receives material, non-public information. The restrictions on the purchase or sale of Bank capital stock are subject to an ordinary course of business exception as discussed under paragraph 2.2.3 below.
Covered Persons and Related Persons are prohibited from trading in Consolidated Obligations listed on the Luxembourg Exchange.

2.1.2	MATERIAL NON-PUBLIC INFORMATION DEFINED
Material information is any information if there is a substantial likelihood that a reasonable investor would consider such information important in a decision to buy, hold or sell a security. Examples include: unpublished financial results; non-public projections of future earnings or losses; significant sales of assets; changes in dividends; changes in management; or the gain or loss of a substantial Bank member, or counterparty. This list is not exhaustive and additional examples are set forth in the Bank’s Disclosure Policy.
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be broadly disseminated or made widely available to the general public, such as by filing a Form 8-K, Form 10-Q or Form 10-K; by distributing a press release through a widely disseminated news or wire service; or by any other non-exclusionary method of disclosure that is reasonably designed to provide broad public access – such as announcement at a conference of which the public had notice and to which the public was granted access, either by personal attendance or telephonic or electronic access.

2.1.3	TRANSACTIONS BY A MEMBER DIRECTOR’S INSTITUTION
The restrictions set forth above apply to the member director’s institution(s). With respect to material, nonpublic information about an issuer of securities, which information became known to a member director in his or her capacity as a Bank director, member directors may not (1) use such information in connection with their activities at their member institution(s), or (2) discuss such information with Employees or directors of their member institution(s). Member directors are responsible for the compliance of their Bank member institution(s), including, where applicable, their holding company and other affiliates.

2.1.4	TRANSACTIONS BY RELATED PERSONS
The restrictions set forth above apply to “Related Persons”, which include, without limitation, (1) a Covered Person’s parent, parent-in-law, sibling, sibling-in-law, spouse, domestic partner, or dependent; (2) any other individual related by blood, marriage or adoption (including adult children) residing in the Covered Person’s household; (3) a Covered Person’s estate or a trust of which the Covered Person is a trustee; or (4) a corporation, partnership, trust (business or otherwise), joint venture, pool syndicate, sole proprietorship, unincorporated organization, limited liability company or similar organization or any other form of business entity in which a Covered Person owns, controls or holds the power to vote or hold proxies representing 10% or more of the voting shares or rights of such entity.
Covered Persons and Related Parties may not discuss material, non-public information about an issuer of securities, which became known to a Covered Person. Covered Persons are responsible for the compliance of Related Persons.

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2.1.5	DISCLOSING INFORMATION TO OTHERS
Material non-public information may not be passed on to others unless disclosure is required for legitimate Bank-related reasons. Such information should also not be discussed in public places where it might be overheard, such as elevators, restaurants, taxis and airplanes. A Covered Person who improperly discloses such information to another person can be held liable for the trading activities of his or her “tippee” and any other person with whom the tippee shares the information. This liability applies even if the tipper does not benefit financially from the trading activity and whether or not the tipper knew or intended that the tippee would take action based upon the information.
To avoid even the appearance of impropriety, Covered Persons should refrain from providing advice or making recommendations regarding the purchase or sale of Bank capital stock (except with respect to the required purchase of Bank capital stock in the ordinary course of the member institution's business with the Bank) or Consolidated Obligations, even if not then in possession of material, non-public information.

2.1.6	TRADING IN SECURITIES OF MEMBERS, BANK COUNTERPARTIES AND VENDORS, AND OTHER COMPANIES
The penalties for insider trading and this Policy apply equally to material, non-public information concerning Bank member institutions, their holding companies or member affiliates, Bank counterparties and vendors, and other companies if obtained as a Covered Person (other than as member directors trading in their member institution’s securities).

Employees, Contractors and members of the Affordable Housing Advisory Council may not hold a financial interest3 in any member of the Bank (including any member’s holding company or member affiliates). A current list of members may be found on the Member Directory on www.fhlbi.com.

Covered Persons may not engage in transactions in securities (including debt and equity securities) issued by members, member affiliates, Bank counterparties and vendors, and other companies when in possession of material, non-public information about the issuer.

Directors and their institutions must refrain from trading securities of another member institution while the director is in possession of material, non-public information concerning such institution, and the director must not disclose such information to others unless the person has a need to know the information for legitimate Bank-related reasons.

To avoid even the appearance of impropriety, Covered Persons should refrain from providing advice or making recommendations regarding the purchase or sale of securities of Bank member institutions, their holding companies or member affiliates, Bank counterparties and vendors, and other companies, even if not then in possession of material, non-public information.

2.1.7	PREVIOUSLY NON-PUBLIC INFORMATION
Any Covered Person, Related Person, or member director’s institution that is aware of material, non-public information regarding the Bank, the System, Bank member institutions, their holding companies or member affiliates, Bank counterparties and vendors, and other companies, may not enter into any transactions related to the securities of these entities immediately following public disclosure of the information. The public must
3 As defined in the applicable Code of Conduct.

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be afforded sufficient time to receive and act upon the information. Although the amount of time varies with the type and complexity of the information released, it is generally appropriate to wait until the third business day following the public disclosure of the information before engaging in a transaction involving securities of such entity.

2.2	TRADING BLACKOUT
In order to avoid even the appearance of improper trading, it is the general policy of the Bank that no member director's institution (or member affiliate) may buy Bank capital stock, and no member director’s institution, Covered Person or Related Person may trade in Consolidated Obligations or other securities of Bank member institutions, their holding companies or member affiliates, Bank counterparties and vendors during a trading blackout.

2.2.1	AUTOMATIC
A trading blackout applicable to Consolidated Obligations will begin on the date Board materials or Board committee materials containing draft earnings release are provided to directors, and will end after the third full business day following the announcement by the Office of Finance of the System’s Combined Operating Highlights.

2.2.2	DISCRETIONARY
The Board or the Bank’s General Counsel may, with advance notice to the Covered Persons, establish a trading blackout applicable to Bank capital stock, Consolidated Obligations, Bank member institutions, their holding companies or member affiliates, Bank counterparties and vendors and other companies, from time to time when material, non-public information may be shared with the Covered Persons, or otherwise in its, his, or her discretion, and the trading blackout will stay in effect until the third business day following the date the information is made public.

2.2.3	ORDINARY COURSE OF BUSINESS EXCEPTION
During a trading blackout applicable to Bank capital stock, a member director’s institution (or member affiliate) may be required to purchase Bank capital stock (either in an individual transaction or a series of transactions) because the purchases are in the ordinary course of the Bank’s and the member institution's businesses. Examples of such transactions may include (a) the purchase of Bank capital stock in connection with any transaction with the Bank during a blackout period, in each case pursuant to the Bank’s Capital Plan and (b) stock repurchases and redemptions upon the expiration of a statutory redemption period pursuant to the Bank’s Capital Plan.

2.3	FIREWALL
If a member director’s institution certifies to the Bank that it has established a firewall that ensures that the member director, or anyone else with whom the member director has shared material, non-public information about the Bank or the System, does not participate in decisions regarding transactions with the Bank or trading in Consolidated Obligations, a trading blackout shall not apply to purchases and sales of Bank capital stock or Consolidated Obligations by such member institution.

2.4	CERTIFICATION AND TRAINING
Covered Persons will be required to acknowledge on an annual basis that they understand their obligations under this Policy and that they have complied and will continue to comply with this Policy. The Bank’s Legal

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department is responsible for conducting annual training on this Policy. The Human Resources department is responsible for the collection and retention of the acknowledgment forms signed by each of the Covered Persons.

2.5	GENERAL QUESTIONS
Any Covered Person who has any questions about specific transactions or general questions about this Policy may obtain additional guidance from the Bank’s General Counsel or her or his designee. The ultimate responsibility for compliance, however, remains with the Covered Person.

3.	AMENDMENTS
The Board may approve amendments to this Policy at any time.

4.	APPROVAL AND REVIEW CYCLE
The Audit Committee will review this Policy, recommend any changes, and recommend Board approval at least once per calendar year.

5.	RELEVANT AUTHORITIES AND REFERENCES
Securities Exchange Act of 1934, as amended, and all related regulations and guidance from the SEC and related guidance from the Federal Housing Finance Agency.

6. DOCUMENT CHANGE RECORD
Version	Date	Description	Reviewed by
1.0	03/18/2016	Policy transferred to Bank Policy Framework; no content changes for annual re-adoption of this Policy.	General Counsel - CCO
2.0	03/24/2017	Minor document clean-up prior to annual re-adoption by the Board. No authoritative policy changes to content.	Policy Management Legal/Compliance; Audit Committee - Board of Directors
3.0	03/23/2018
Annual maintenance. No policy content changes were made. Usage of “FHLBI” eliminated; replaced with the Bank’s full name or reference to “the Bank” as appropriate to ensure accurate identity. Some minor reformatting to comply with the Bank’s Policy
Framework.
Policy Management Legal/Compliance; Audit Committee - Board of Directors
4.0	03/22/2019	Annual maintenance. Updated title.	Legal/Compliance; Audit Committee - Board of Directors

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5.0	12/1/2020
Include AHAC members with directors, officers and employees as Covered Persons; expand the scope of Related Persons of a Covered Person and make related conforming changes for defined terms; cross reference the Applicable Code of Conduct for consequences of violations, set out trading blackouts with different trading restrictions applicable to Bank capital stock, COs and securities of other issuers included on a Restricted List, as updated from time to time. Prohibit trading in Consolidated Obligations traded on the Luxembourg
Exchange.
Legal/Compliance; Audit Committee - Board of Directors
6.0	3/19/2021	Annual policy maintenance.	Legal/Compliance; Audit Committee – Board of Directors
6.1	9/10/2021	Eliminate a duplicative reporting provision.	Legal; Audit Committee – Board of Directors
7.0	3/18/2022	Annual policy maintenance. Minor clean-up edits and edits to make the policy conform with a related policy.	Legal; Disclosure Committee; Audit Committee – Board of Directors
8.0	3/24/2023
Eliminate Restricted Trading List; delete references to Restricted Trading List; revise restrictions on engaging in securities transactions with member affiliates, Bank counterparties and vendors and other companies on the basis of material non-public information (Section 2.1.6).
Legal; Disclosure Committee; Audit Committee – Board of Directors
9.0	3/22/2024	Annual policy maintenance.	Legal; Disclosure Committee; Audit Committee – Board of Directors
10.0	3/21/2025	Annual policy maintenance.	Legal; Disclosure Committee; Audit Committee – Board of Directors

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